EXHIBIT 10.1     Cigna Executive Incentive Plan (Amended and Restated as of January 1, 2012)

ARTICLE 1    Statement of Purpose

The Cigna Executive Incentive Plan is intended to provide for annual incentive bonuses to executive officers of the Company that qualify as performance-based compensation under Sections 162(m) and 409A of the Internal Revenue Code.

ARTICLE 2   Definitions

The terms used in this Plan include the feminine as well as the masculine gender and the plural as well as the singular, as the context in which they are used requires. The following terms, unless the context requires otherwise, are defined as follows:

2.1

“Award” means the incentive compensation determined by the Committee under Section 4.3 of the Plan.

2.2

“Board” means the Cigna board of directors.

2.3

“Cigna” means Cigna Corporation, a Delaware corporation, or any successor.

2.4

“Cigna LTIP” means the Cigna Long-Term Incentive Plan, or any successor plan under which grants of Common Stock are authorized.

2.5

“Code” means the Internal Revenue Code of 1986, as amended.

2.6

“Committee” means the People Resources Committee of the Board or any successor committee with responsibility for employee compensation, or any subcommittee, as long as the number of Committee members and their qualifications shall at all times be sufficient to meet the requirements for “outside directors” under Section 162(m), as in effect from time to time.

2.7

“Common Stock” means Cigna common stock other than Restricted Stock.

2.8

“Company” means Cigna and/or its Subsidiaries.

2.9

“Deferred Compensation Plan” means the Cigna Deferred Compensation Plan of 2005, a similar or successor plan, or other arrangement for the deferral of compensation specified by the Committee that satisfies the requirements of Section 409A.

2.10

“Disability” means permanent and total disability as defined in Code Section 22(e)(3).

2.11

“Employer” means the Company that employs a Participant during a Performance Period.

2.12

“Executive Officer” means any Company employee who is an “executive officer” as defined in Rule 3b-7 promulgated under the Securities Exchange Act of 1934.

2.13

“Participant” means an employee described in Article 3 of the Plan.

2.14

“Peer Group” means a group of companies, selected by the Committee, whose financial performance is compared to Cigna Corporation’s.

2.15

“Performance Measures” means the measures to be used to assess the Company’s performance with respect to Awards under the Plan. The measures shall be one or more of the following: earnings (total or per share); net income (total or per share); growth in net income (total or per share); income from selected businesses (total or per share); growth in net income or income from selected businesses (total or per share); pre-tax income or growth in pre-tax income; profit margins; revenues; revenue growth; premiums and fees; growth in premiums and fees; membership; membership growth; market share; change in market share; book value; total shareholder return; stock price; change in stock price; market capitalization; change in market capitalization; return on market value; shareholder equity (total or per share); return on equity; assets; return on assets; capital; return on capital; economic value added; market value added; cash flow; change in cash flow; expense ratios or other expense management measures; medical loss ratio; ratio of claims or loss costs to revenues; satisfaction – customer, provider, or employee; service quality; productivity ratios or other measures of operating efficiency; and accuracy of claim processing or other measures of operational effectiveness. The Committee may specify any reasonable definition of the measures it uses. Such definitions may provide for reasonable adjustments to the measures and may include or exclude items, including but not limited to: realized investment gains and losses; special items identified in the company’s reporting; extraordinary, unusual or non-recurring items; effects of accounting changes, currency fluctuations, acquisitions, divestitures, reserve strengthening, or financing activities; expenses for restructuring or productivity initiatives; and other non-operating items.

2.16

“Performance Objectives” means the written objective performance goals applicable to performance conditions for Awards under the Plan. To the extent required by Code Section 162(m), the Performance Objectives shall be stated in terms of one or more Performance Measures. Performance Objectives may be for the Company as a whole, for one or more of its subsidiaries, business units, lines of business or for any combination of the foregoing and may be absolute or may require comparing the Company’s financial performance to that of a Peer Group or of a specified index or indices, or be based on a combination of the foregoing.

2.17

“Performance Period” means a period for which an Award may be made as determined by the Committee in its discretion. Unless otherwise specified by the Committee, the Performance Period shall be a calendar year.

2.18

“Plan” means the Cigna Executive Incentive Plan (Amended and Restated as of January 1, 2012), as it may be amended from time to time. This Plan is deemed to be a Qualifying Plan under Section 9.1 of the Cigna LTIP.

2.19

“Restricted Stock” means Cigna common stock that is subject to restrictions on sale, transfer, or other alienation for a period specified by the Committee.

2.20

“Retirement” means a Termination of Employment, after appropriate notice to the Company, (a) on or after a Participant has reached age 55 and attained at least five years of service (as determined under the elapsed time service counting rules applied by the Company to determine an employee’s total period of Company service using an adjusted service date), or (b) upon such terms and conditions approved by the Committee, or officers of the Company designated by the Board or the Committee.

2.21

“SEC” means the Securities and Exchange Commission.

2.22

“Section 162(m)” means Code Section 162(m).

2.23

“Section 409A” means Code Section 409A.

2.24

“Subsidiary” means any corporation of which more than 50% of the total combined voting power of all classes of stock entitled to vote, or other equity interest, is directly or indirectly owned by Cigna; or a partnership, joint venture or other unincorporated entity of which more than a 50% interest in the capital, equity or profits is directly or indirectly owned by CIGNA; provided that such corporation, partnership, joint venture or other unincorporated entity is included in the Company’s consolidated financial statements under generally accepted accounting principles.

2.25

“Termination of Employment” means (a) the termination of the Participant’s active employment relationship with the Company, unless otherwise expressly provided by the Committee, or (b) the occurrence of a transaction by which the Participant’s employing Company ceases to be a Subsidiary.

ARTICLE 3   Participation

The Committee may, in its discretion, designate any Executive Officer as a Participant in the Plan for a Performance Period. An Executive Officer designated as a Participant shall continue to be a Participant until any Award he may receive has been paid or forfeited under the terms of the Plan.

ARTICLE 4   Incentive Awards

4.1

Objective Performance Goals. The Committee shall establish Performance Objectives for a Performance Period not later than 90 days after the beginning of the Performance Period or by some other date required or permitted under Section 162(m). The Performance Objectives need not be the same for different Performance Periods and for any Performance Period may be stated separately for one or more of the Participants, collectively for the entire group of Participants, or in any combination of the two.

4.2

Performance Evaluation. Within a reasonable time after the close of a Performance Period, the Committee shall determine whether the Performance Objectives established for that Performance Period have been met. If the Performance Objectives established by the Committee have been met, the Committee shall so certify in writing to the extent required by Code Section 162(m).

4.3

Award. If the Committee has made the written certification under Section 4.2 for a Performance Period, each Participant to whom the certification applies shall be eligible for an Award for that Performance Period. The maximum Award for each such Participant shall consist of (a) cash in the amount of $3 million and (b) in lieu of additional cash, 225,000 shares of Common Stock to be paid under Article 9 of the Cigna LTIP. For any Performance Period, however, the Committee shall have the sole and absolute discretion to reduce the amount of, or eliminate entirely, the Award to one or more of the Participants. Payment of all or part of an Award in Common Stock shall be made under and subject to the terms and conditions of the Cigna LTIP and the applicable grant. In the event of a stock dividend, stock split, or other subdivision or combination of the Common Stock, the number of shares of Common Stock that a Participant may receive as an Award under the Plan will be adjusted accordingly. If the outstanding shares of Common Stock are changed or converted into, exchanged or exchangeable for, a different number or kind of shares or other securities of Cigna or of another corporation, by reason of a reorganization, merger, consolidation, reclassification or combination, the Committee shall make an appropriate adjustment in the number and/or kind of shares that may be awarded under this Plan.

4.4

Payment of the Award.

(a)

Payment of an Award in the form of cash or Common Stock shall be made on or before March 15, but no earlier than January 1, of the calendar year following the close of the Performance Period. Cigna Corporation shall issue and deposit any Award in the form of Common Stock into the stock account maintained for the Participant under the Cigna LTIP.

(b)

The Participant may, in accordance with Section 409A, voluntarily defer receipt of an Award in the form of cash or Common Stock under the terms of the Deferred Compensation Plan.

(c)

The Employer shall have the right to deduct from any cash Award any applicable Federal, state and local income and employment taxes and any other amounts that the Employer is required to deduct. Deductions from an Award in the form of Common Stock shall be governed by Section 15.6 of the Cigna LTIP and the terms of the Award.

4.5

Eligibility for Payments.

(a)

Except as otherwise provided in this Section 4.5, a Participant shall be eligible to receive an Award for a Performance Period only if the Participant is employed by the Company continuously from the beginning of the Performance Period to the date of payment of the Award.

(b)

Under paragraph 4.5(a), a leave of absence that lasts less than three months and that is approved in accordance with applicable Company policies is not a break in continuous employment. In the case of a leave of absence of three months or longer, the Committee shall determine whether the leave of absence constitutes a break in continuous employment.

(c)

If a Participant’s Termination of Employment occurs after the end of a Performance Period but before the Committee pays an Award under Section 4.3, and the Termination of Employment is on account of Retirement, death or Disability, the Committee shall determine whether to make an Award to or on behalf of the Participant under Section 4.3.

ARTICLE 5   Administration

5.1

General Administration. The Plan is to be administered by the Committee, subject to such requirements for review and approval by the Board as the Board may establish. Subject to the terms and conditions of the Plan, the Committee is authorized and empowered in its sole discretion to select Participants and to make Awards in such amounts and upon such terms and conditions as it shall determine.

5.2

Administrative Rules. The Committee shall have full power and authority to adopt, amend and rescind administrative guidelines, rules and regulations pertaining to this Plan and to interpret the Plan and rule on any questions respecting any of its provisions, terms and conditions.

5.3

Committee Members Not Eligible. No member of the Committee shall be eligible to participate in this Plan.

5.4

Decisions Binding. All decisions of the Committee concerning this Plan shall be binding on Cigna and its Subsidiaries and their respective boards of directors, and on all Participants and other persons claiming rights under the Plan.

5.5

Section 162(m); Shareholder Approval. Awards under this Plan are intended to satisfy the applicable requirements for the performance-based compensation exception under Section 162(m). It is intended that the Plan be administered, interpreted and construed so that Award payments remain tax deductible to the Company. Any Awards under this Plan shall be contingent upon shareholder approval of the Plan in accordance with Section 162(m) and applicable Treasury regulations.

ARTICLE 6   Amendments; Termination

The Plan may be amended or terminated by the Board or Committee. All amendments to this Plan, including an amendment to terminate the Plan, shall be in writing. An amendment shall not be effective without the prior approval of the shareholders of Cigna Corporation if such approval is necessary to continue to qualify Awards as performance-based compensation under Section 162(m), or otherwise under Internal Revenue Service or SEC regulations, the rules of the New York Stock Exchange or any other applicable law or regulations. Unless otherwise expressly provided by the Board or Committee, no amendment to this Plan shall apply to Awards made before the effective date of the amendment. A Participant’s rights with respect to any Awards made to him may not be abridged by any amendment, modification or termination of the Plan without his individual consent.

ARTICLE 7   Other Provisions

7.1

Duration of the Plan. The Plan shall apply to Awards for Performance Periods beginning after December 31, 2011 and shall remain in effect until all Awards made under this Plan have been paid or forfeited under the terms of this Plan, and all Performance Periods related to Awards made under the Plan have expired.

7.2

Awards Not Assignable. No Award, or any right thereto, shall be assignable or transferable by a Participant except by will or by the laws of descent and distribution. Any other attempted assignment or alienation shall be void and of no force or effect.

7.3

Participant’s Rights. The right of any Participant to receive any Award payments under the provisions of the Plan shall be an unsecured claim against the general assets of the Employer. The Plan shall not create, nor be construed in any manner as having created, any right by a Participant to any Award for a Performance Period because of a Participant’s participation in the Plan for any prior Performance Period, or because the Committee has made a written certification under Section 4.2 of the Plan for the Performance Period.

7.4

Termination of Employment. Cigna and each Subsidiary retain the right to terminate the employment of any employee at any time for any reason or no reason, and an Award is not, and shall not be construed in any manner to be, a waiver of such right.

7.5

Successors. Any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of Cigna’s business or assets, shall assume Cigna’s liabilities under this Plan and perform any duties and responsibilities in the same manner and to the same extent that Cigna would be required to perform if no such succession had taken place.

7.6

References. All statutory and regulatory references in this Plan include successor provisions.

7.7

Controlling Law. This Plan shall be construed and enforced according to the laws of the Commonwealth of Pennsylvania, without regard to Pennsylvania conflict of law rules, to the extent not preempted by federal law, which shall otherwise control.